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                                                                   EXHIBIT 11.1

                               HADCO CORPORATION

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                 FOR THE YEARS ENDED         FOR THE SIX MONTHS ENDED
                                        -----------------------------------  ------------------------
                                        October 28,  October 26, October 25,  April 26,     May 2,
                                           1995        1996        1997         1997         1998
                                        ----------   ----------  ----------   --------     -------
                                                   (in thousands, except per share data)
  Net income (loss).....................  $21,374     $32,014    $(36,493)   $(59,212)    $(47,612)
                                          =======     =======     =======     =======      =======
  Basic weighted average shares
     outstanding........................    9,805      10,245      11,458      10,435       13,130
  Weighted average common equivalent
     shares.............................    1,001         839          --          --           --
                                          -------     -------     -------     -------      -------
  Diluted weighted average shares
     outstanding........................   10,806      11,084      11,458      10,435       13,130
                                          =======     =======     =======     =======      =======
  Basic net income (loss) per share.....  $  2.18     $  3.12     $ (3.18)    $ (5.67)     $ (3.63)
                                          =======     =======     =======     =======      =======
  Diluted net income (loss) per share...  $  1.98     $  2.89     $ (3.18)    $ (5.67)     $ (3.63)
                                          =======     =======     =======     =======      =======